Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Ming Yang Wind Power Group Limited:

We consent to the incorporation by reference in the registration statement (No. 333- 192375) on Form S-8 of China Ming Yang Wind Power Group Limited of our reports dated April 30, 2014, with respect to the consolidated statements of financial position of China Ming Yang Wind Power Group Limited as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 20-F of China Ming Yang Wind Power Group Limited.

Our report dated April 30, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that China Ming Yang Wind Power Group Limited did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to the policies and practices of China Ming Yang Wind Power Group Limited Indian operating segment’s intangible assets, inventories, and loans due to related parties.

/s/ KPMG

Hong Kong, China

April 30, 2014